Exhibit 5.1

July 2, 2015

Communications Sales & Leasing, Inc.

CSL Capital, LLC

10802 Executive Center Drive

Benton Building Suite 300

Little Rock, Arkansas 72211

Re:	Communications Sales & Leasing, Inc., CSL Capital, LLC, and Guarantors

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for and at the request of Communications Sales & Leasing, Inc. (the “Issuer”), a Maryland corporation, CSL Capital, LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and the guarantors listed on Schedule I hereto (together, the “Guarantors,” and together with the Issuers, the “Registrants”), in connection with the proposed registration by the Issuers of up to $1,100,000,000 in aggregate principal amount of the Issuers’ 8.25% Senior Notes due 2023 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 2, 2015, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement on Form S-4, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuers under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), dated as of April 24, 2015, by and among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuers’ outstanding 8.25% Senior Notes due 2023, of which we understand $1,100,000,000 in aggregate principal amount is outstanding (the “Old Notes”) and the related guarantees from the Guarantors.

In connection with the exchange offer, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i)                                     the Articles of Amendment and Restatement and the Amended and Restated Bylaws of the Issuer, and the Certificate of Formation and Operating Agreement or the Certificate of Limited Partnership and Limited Partnership Agreement, as applicable, of the other Registrants, as those may have been amended and/or restated from time to time;

(ii)                                  minutes and records of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees;

(iii)                               the Registration Statement; and

(iv)                              the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of April 24, 2015, among the Issuers, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the initial purchasers.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Exchange Notes and the Guarantees will be validly issued by the Issuers and each of the Guarantors, respectively, and will be binding obligations of each of the Registrants.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

We do not express any opinion herein concerning any law other than the law of the State of New York, the law of the State of Maryland, the Delaware Limited Liability Company Act, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States of America (including all reported judicial decisions interpreting any of the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kutak Rock LLP

SCHEDULE I

GUARANTORS

Name of Guarantor	State or Other Jurisdiction of Incorporation or Organization

CSL National, LP	Delaware
CSL National GP, LLC	Delaware
CSL Alabama System, LLC	Delaware
CSL Arkansas System, LLC	Delaware
CSL Florida System, LLC	Delaware
CSL Iowa System, LLC	Delaware
CSL Mississippi System, LLC	Delaware
CSL Missouri System, LLC	Delaware
CSL New Mexico System, LLC	Delaware
CSL North Carolina Realty, LP	Delaware
CSL North Carolina Realty GP, LLC	Delaware
CSL North Carolina System, LP	Delaware
CSL Ohio System, LLC	Delaware
CSL Oklahoma System, LLC	Delaware
CSL Realty, LLC	Delaware
CSL Tennessee Realty Partner, LLC	Delaware
CSL Tennessee Realty, LLC	Delaware
CSL Texas System, LLC	Delaware